Exhibit 10.43
Non-Employee Director Award
Monthly Vesting
2001 Plan
DEFERRED STOCK UNITS AGREEMENT
     THIS AGREEMENT, dated January 3, 2011 (the “Grant Date”), is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned non-employee director of the Company (the “Grantee”).
     WHEREAS, the Company wishes to afford the Grantee the opportunity to own shares of Common Stock;
     WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Administrator of the Plan has determined that it would be to the advantage, and in the best interest, of the Company and its stockholders to grant Deferred Stock Units to the Grantee as an incentive for increased efforts during his or her term of office with the Company, and has advised the Company to grant Deferred Stock Units to the Grantee;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms as used in this Agreement shall have the meanings specified below. Capitalized terms that are not defined in this Agreement shall have the meanings specified in the Plan.
     Section 1.1 — “Change of Control” means:
     (a) any Person (other than a Person holding securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities as of May 22, 2001, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities (provided, however, that if any Person is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to cause a change in the control of the Company);

     (b) during any period of twelve (12) consecutive months, a majority of the members of the Company’s Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;
     (c) consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); or
     (d) the consummation of a sale or disposition by the Company of Company assets that have a Total Gross FMV (as defined below) equal to or greater than eighty-five percent (85%) of the Total Gross FMV of all of the assets of the Company immediately before such sale or disposition (provided, however, that a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity of which the Company owns, directly or indirectly, 50% or more of the total value or voting power; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity of which a Person or group described in clause (C) above owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power).
     As used in this Section, the term “Person” (including a “group”) has the meaning provided under Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).
     As used in this Section, the term “Total Gross FMV” means the value of the assets of the Company, or the value of the assets being disposed of, determined by the Committee without regard to any liabilities associated with such assets.
     Section 1.2 — “Code” means the Internal Revenue Code of 1986, as amended.
     Section 1.3 — “Common Stock” means common stock, $0.01 par value, of the Company.
     Section 1.4 — “Disability” shall mean the Grantee’s absence from the full-time performance of the Grantee’s duties pursuant to a reasonable determination made in accordance with the Company’s disability plan that the Grantee is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months.

     Section 1.5 — “Payment Date” means, as used with respect to a Deferred Stock Unit, the earlier of (i) the Specified Distribution Date and (ii) the date that is the thirtieth day following the date of Grantee’s Separation from Service.
     Section 1.6 — “Plan” means the Peabody Energy Corporation Long-Term Equity Incentive Plan, dated May 17, 2001, as it may be amended from time to time.
     Section 1.7 — “Specified Distribution Date” means, as used with respect to a Deferred Stock Unit granted hereunder, the date that is the third anniversary of the Grant Date; provided that, as used with respect to a Deferred Stock Unit granted hereunder which the Grantee has elected to defer in accordance with Section 5.7(d) of the Plan, the date specified as the “Specified Distribution Date” on the Deferral Election Form relating to such Deferred Stock Unit.
     Section 1.8 — “Separation from Service” means a termination of the Grantee’s employment or service with the Company or its subsidiary or affiliate (regardless of the reason therefor) that constitutes a “separation from service” as defined in Code Section 409A or applicable regulations or other guidance in effect thereunder.
ARTICLE 2
GRANT OF DEFERRED STOCK UNITS
     Section 2.1 — Grant of Deferred Stock Units. For good and valuable consideration, the Company hereby grants to the Grantee a number of Deferred Stock Units set forth on the signature page hereof. Each Deferred Stock Unit granted hereunder constitutes a hypothetical share of Common Stock of the Company with a value on any given date equal to the Fair Market Value of a share of Common Stock on such date. Each Deferred Stock Unit granted hereunder represents an unfunded and unsecured promise of the Company to issue, in accordance with Article 4 below, a share of Common Stock for each vested Deferred Stock Unit.
     Section 2.2 — Transfer Restrictions. Prior to the issuance of Common Stock in accordance with Article 4, a Deferred Stock Unit or any interest therein cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated or otherwise disposed of, and any such attempt to do so shall be null and void.
     Section 2.3 — No Obligation of Service. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the service of the Company or interfere with or restrict in any way the rights of the Company to terminate the service of the Grantee.
ARTICLE 3
VESTING OF DEFERRED STOCK UNITS
     Section 3.1 — Deferred Stock Unit Vesting. Subject to Sections 3.2 and 3.3, the Deferred Stock Units shall become vested ratably, on a monthly basis, over the 12-month period beginning on the Grant Date; provided, that, with respect to the portion of the Deferred Stock Units that are to vest in any given month, such vesting shall only occur to the extent that the Grantee remains in the service of the Company during the entire period commencing on the Grant Date and ending on the date during that month that such Deferred Stock Units are to become vested. For the purpose of clarity, the vesting of Deferred Stock Units in each month shall occur on the monthly anniversary of the Grant Date.
     Section 3.2 — Acceleration Events. Notwithstanding the provisions of Section 3.1, the Deferred Stock Units shall become fully vested upon the earliest to occur of: (i) the Grantee’s Separation from Service due to death or Disability; (ii) a Change of Control; or (iii) the Grantee’s Separation from Service due to the Grantee reaching the end of his or her elected term and either (A) being ineligible to run for an additional term on the Board as a result of reaching age seventy-five (75) or (B) having completed at least three years of service as a director.
     Section 3.3 — Effect of Separation from Service. Except as otherwise provided in Section 3.2, no unvested Deferred Stock Unit shall become vested following the Grantee’s Separation from Service, and unvested Deferred Stock Units shall be immediately and automatically forfeited upon the Grantee’s Separation from Service.
ARTICLE 4
ISSUANCE OF STOCK
     Section 4.1 — Payment Following Vesting of Deferred Stock Units. Subject to the terms of this Agreement, the Company shall issue to the Grantee (or, in the event of the Grantee’s death, to his or her beneficiary or estate) a number of shares of Common Stock equal to the number of vested Deferred Stock Units granted hereunder. Subject to Section 4.2, such shares of Common Stock shall be issued to the Grantee on the Payment Date.
     Section 4.2 — Conditions to Issuance of Stock Certificates. Shares of Common Stock that may be issued in accordance with Section 4.1 may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. In accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), if the Administrator reasonably anticipates that issuing Common Stock on the Payment Date will violate federal securities laws or other applicable laws, the Company may delay issuing such Common Stock, provided that the Company issues such Common Stock on the earliest date at which the Administrator reasonably anticipates that such issuance will not violate federal securities laws or other applicable laws.
     Section 4.3 — Rights as Stockholder. The Grantee shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock corresponding to Deferred Stock Units granted hereunder unless and until the date (the “Issuance Date”) on which certificates representing such shares have been issued by the Company to or in the name of such Grantee. The Grantee shall not be entitled to receive any dividends paid with respect to the shares of Common Stock with respect to record dates occurring prior to the Issuance Date, and the Grantee shall not be entitled to vote the shares of Common Stock with respect to record dates for such voting rights occurring prior to the Issuance Date.
ARTICLE 5
MISCELLANEOUS
     Section 5.1 — Tax Consequences. Unless otherwise specifically provided in another agreement between the Company and the Grantee, the Company shall not be liable or responsible for any tax of the Grantee relating to the Deferred Stock Units, and the Grantee agrees to be responsible for, any and all such taxes with respect to the Deferred Stock Units.
     Section 5.2 — Administration. The Administrator has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made good faith with respect to the Plan or the Deferred Stock Units.
     Section 5.3 — Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.3. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     Section 5.4 — Titles. Titles and headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     Section 5.5 — Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
     Section 5.6 — Applicability of Plan. The shares of Common Stock issued to the Grantee hereunder shall be subject to all of the terms and provisions of the Plan, to the extent applicable to such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
     Section 5.7 — Amendment.
     (a) The Administrator may amend this Agreement as it determines in good faith to be necessary or desirable to comply with applicable law, but no such amendment shall adversely affect the Grantee’s rights without his or her written consent. To incorporate other modifications, this Agreement may be amended by a writing executed by the parties hereto.
     (b) This Agreement is intended to comply with Code Section 409A and shall, to the extent practicable, be construed in accordance therewith. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Code Section 409A, then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it complies with the requirements of Code Section 409A and preserves as nearly as possible the original intent and economic effect of the affected provisions.
     Section 5.8 — Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association.
     Section 5.9 — Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto, effective on the Grant Date.

GRANTEE	PEABODY ENERGY CORPORATION

By
[Grantee]
Its

Address

Grantee’s Taxpayer Identification Number:	Aggregate number of Deferred Stock Units granted hereunder:

_______-______-_______